                            GODINHO, SINCLAIR
                            Business Lawyers*

                                            10th Floor, Montreal Trust Centre
*Associated in the practice                                510 Burrard Street
of law.   Some lawyers are              Vancouver, British Columbia, V6C 3A8
practicing as law corporations.                     Telephone (604) 689-9930
                                                  Direct Line (604) 687-8800
Reply Attention of Bruce Bragagnolo                 Facsimile (604) 689-9940

October 10, 1996

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Dear Sirs:

        Re:     OPINION RE: LEGALITY AND CONSENT OF COUNSEL
TO USE OF NAME IN REGISTRATION STATEMENT ON FORM SB-2
OF GLOBAL PACIFIC ENTERPRISES, INC.

We are the special securities counsel in the Province of British Columbia,
Canada for the above mentioned corporation.   We hereby consent to the
inclusion and reference to our name in the Registration Statement on Form SB-2 for Global Pacific Enterprises, Inc., dated October 10, 1996.


                                                          Yours very truly,

                                                          GODINHO, SINCLAIR


                                                          Per:
                                                              Bruce Bragagnolo

                                         GODINHO, SINCLAIR
                                         Business Lawyers*

                                              10th Floor, Montreal Trust Centre
*Associated in the practice                                  510 Burrard Street
of law.   Some lawyers are                 Vancouver, British Columbia, V6C 3A8
practicing as law corporations.                        Telephone (604) 689-9930
                                                     Direct Line (604) 687-8800
Reply Attention of Bruce Bragagnolo                    Facsimile (604) 689-9940

October 10, 1996

GLOBAL PACIFIC ENTERPRISES, INC.
Suite 202 - 906 West Broadway
Vancouver, British Columbia

Dear Sirs:

Re:   Global Pacific Enterprises, Inc.

We have acted as special British Columbia counsel to Global Pacific Enterprises, Inc. (the "Company") in connection with the offering by the Company of 344,367 previously issued common shares (the "Shares")
pursuant to a Form SB-2 Registration Statement (the "Statement") filing for the registration of the Shares and two million (2,000,000) common shares
at US $2.00 per share.   We hereby consent to the inclusion and reference to
our name in the Statement.

In connection with the opinion set forth herein, we have examined the draft of the Statement dated October 10, 1996 and a certified true copy of the resolution of the directors of the Company dated June 26, 1995 authorizing the issuance of the Shares (the"Resolution").

In reviewing the foregoing documents, we have assumed:

     (a) the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, true or photostatic copies;

     (b) the authority of all persons signing the Statement and the Resolution;

     (c) that the Company is and has at all relevant times hereto been a subsisting corporation with the requisite power and capacity to execute, deliver and perform its obligations under the Statement;

In rendering this opinion, we have considered such questions of law as we have considered relevant and necessary as a basis for the opinions
hereinafter set forth.   We are members of the Law Society of British
Columbia and are not permitted to practice in any other province in Canada and are not experts in the laws of other provinces of Canada or of any other
jurisdiction.   This opinion is rendered solely with respect to the laws of the
Province of British Columbia, and the federal laws of Canada applicable therein.

Based upon and subject to the qualifications herein expressed, we are of the opinion that:

1. All necessary corporate action has been taken by the Company to issue the Shares registered with the Securities and Exchange Commission pursuant to the Statement, and such Shares have been legally issued as fully paid and non-assessable shares.

2.	The laws of the Province of British Columbia permit an action to be brought before a court of competent jurisdiction in British Columbia to enforce a final and conclusive foreign judgment for a sum certain of a court in the United States of America provided that:

   2.1 the court rendering such judgment had jurisdiction over the judgment debtor as recognized by the courts of British Columbia;

  2.2 such judgment was not obtained by a fraud or in a fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy or contrary to any order made by the Attorney-General of Canada in respect of certain judgments (as therein defined):

   2.3 the enforcement of such judgment does not constituted, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws;

  2.4 no new admissible evidence relevant to the action is discovered prior to the rendering of judgment by the British Columbia court; and

  2.5 the judgment is not founded upon a manifest error going to its root; and, possibly, further provided that:

   2.6 such judgment is founded upon a cause of action which is known cause of action in British Columbia.

3. For the purposes of enforcement of a judgment granted in respect of the Statement, a court in the Province of British Columbia would not refuse to recognize the jurisdiction of the court rendering such judgment on the basis that service of process on the Company is validly effected, provided always that the Company in fact receives such service of process.

4. If the foreign judgment referred to in paragraph 2 is in a currency other than the currency of Canada, the sum; certain of the foreign judgment would be converted to the equivalent of that sum in the currency of Canada.

The opinions expressed herein are also subject to the qualifications that:

    (a) the remedies of creditors may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or at law);

   (b) no court in Canada may make an order expressed in any currency other than lawful money of Canada;

   (c) the remedy of specific performance, injunctive relief or other equitable remedies may not be available in any particular instance.

This opinion may not be or relied upon for any purpose other than as specified herein.


                                                       Yours very truly,

                                                       GODINHO, SINCLAIR

                                                       Per:
                                                               Bruce Bragagnolo